Exhibit 5.1

The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885 phone

(817)-282-5886 fax

August 6, 2021

Board of Directors

TRxADE HEALTH, INC.

3840 Land O’ Lakes Blvd

Land O’ Lakes, Florida 34639

Re:	TRxADE HEALTH, INC. formerly Trxade Group, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as special counsel to TRxADE HEALTH, INC., formerly Trxade Group, Inc., a Delaware corporation (the “Company”), in connection with the Equity Distribution Agreement, dated August 6, 2021 (the “Agreement”), by and among EF Hutton, division of Benchmark Investments, LLC, as sales agent, and the Company, pursuant to which the Company may issue and sell up to an aggregate of $9,000,000 of shares of common stock, par value $0.00001 per share (the “Shares”). The Shares are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-248473), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 28, 2020, and declared effective on September 3, 2020 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), relating to the issuance and sale of the Shares.

For purposes of rendering this opinion, I have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”); (ii) the prospectus supplement, dated August 6, 2021, in the form to be filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” together with the Base Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); (iii) the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date (“Certificate of Incorporation”); (iv) the Amended and Restated Bylaws of the Company (“Bylaws”); and (v) records of proceedings of the Board of Directors, or committees thereof. I have also examined such other certificates of public officials, such other certificates of officers of the Company and such other records, agreements, documents and instruments as I have deemed relevant and necessary as a basis for the opinions hereafter set forth. In rendering such opinion, I have relied as to factual matters upon the representations, warranties and other statements made in the Agreement without having independently verified such factual matters.

In delivering this opinion, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

The McGeary Law Firm, P.C.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares has been duly authorized, and when the Shares are issued and paid for in accordance with the terms and conditions of the Agreement, the Shares will be validly issued, fully paid and non-assessable.

Further, in connection with our opinions expressed above, I have assumed that, (i) at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the company’s Certificate of Incorporation that would be in conflict with or inconsistent with the Company’s right and ability to issue the Shares, and (iv) all purchasers of the Shares will timely pay in full to the Company all amounts they have agreed to pay to purchase such Shares, as approved by the Board of Directors of the Company or a duly authorized committee thereof, and that the purchase price of any Shares will not be less than the par value thereof. In rendering the foregoing opinion, I have also assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

I express no opinion regarding the effectiveness of any waiver or stay, extension or of unknown future rights. Further, I express no opinion regarding the effect of provisions relating to indemnification, exculpation or contribution to the extent such provisions may be held unenforceable as contrary to federal or state securities laws or public policy.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company and further consent to all references to us in the Prospectus Supplement under “Legal Matters”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. I assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ The McGeary Law Firm, P.C.

The McGeary Law Firm, P.C.